Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2024 of our report dated December 1, 2023 included in its Registration Statement No. 333-272344 on Form S-8, Registration Statement No. 333-218966 on Form S-8, Registration Statement No. 333-187529 on Form S-8, Registration Statement No. 333-122746 on Form S-8, Registration Statement No. 333-269462 on Form S-3, Registration Statement No. 333-236275 on Form S-3, Registration Statement No. 333-219876 on Form S-3, and Registration Statement No. 333-122742 on Form S-3 of RGC Resources, Inc. relating to the financial statements and financial statement schedules for the year ended September 30, 2024 listed in the accompanying index.

/s/ Brown Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Roanoke, Virginia

December 4, 2024